Exhibit 1A-6D

AMERICAN HOMEOWNER PRESERVATION

INVENTION, NON-DISCLOSURE, AND NON-COMPETITION AGREEMENT

This is an Agreement, entered into on January 15, 2018, by and among DeAnn O'Donovan ("Executive"), AHP Servicing, LLC ("Servicing"), and AHP Capital Management, LLC ("Capital Management"), Servicing and Capital Management are sometimes referred to as "the Companies") in this Agreement.

Background

I.           Executive renders services to the Companies pursuant to an Executive Employment Agreement (the "Employment Agreement").

II.        The parties wish to set forth certain restrictions concerning confidential information, inventions, and competition.

NOW, THEREFORE, intending to be legally bound and acknowledging the receipt of adequate consideration, the parties hereby agree as follows:

1.       Confidential Information.

1.1       Defined. For purposes of this Agreement, "Confidential Information" means all information not generally known to the public or in the mortgage industry, in spoken, printed, electronic or any other form or medium, relating to the Companies or their businesses. Confidential Information includes, but is not limited to, processes, methods, policies, plans, documents, strategies, agreements, transactions, negotiations, know-how, trade secrets, computer software, applications, databases, manuals, records, supplier information, vendor information, financial information, accounting records, legal information, pricing information, credit information, personnel information, security procedures, market studies, sales information, inventions, and customer information. Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. Executive further understands that Confidential Information includes information developed by her in the course of her employment that meets the definition of Confidential Information set forth above. Notwithstanding the foregoing, Confidential Information shall not include information that is generally available to and known by the public or in the mortgage industry, provided that the disclosure of such information to the public or the mortgage industry was not the result of direct or indirect action of Executive (or one or more person(s) acting on Executive's behalf) in violation of Executive's obligations pursuant to this Agreement.

1.2       Disclosure and Use Restrictions. Executive shall (i) treat all Confidential Information as strictly confidential; (ii) not directly or indirectly disclose Confidential Information, or allow it to be disclosed, except as required or deemed appropriate by Executive in her reasonable discretion in the performance of Executive's duties for the Companies; and (iii) not access or use any Confidential Information, and not copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Companies, except as required or deemed appropriate by Executive in her reasonable discretion in the performance of Executive's duties for the Companies. The preceding sentence shall not prohibit Executive from disclosing Confidential Information as required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order and, to the extent permitted by applicable law, Executive gives the Companies prompt notice of such requirement.

1.3       Ownership of Property. All files, letters, memoranda, reports, records, data, sketches, drawings, and all other written, photographic, or other tangible material containing Confidential Information, whether created by Executive or others, which shall come into her custody or possession, shall be and are the exclusive property of the Companies to be used by Executive only in the performance of her duties for the Companies. All such materials or copies thereof and all tangible property of the Companies in the custody or possession of Executive shall be delivered to the Companies, upon the earlier of (i) a request by the Companies or (ii) termination of Executive's employment by the Companies. After such delivery, Executive shall not retain any such materials or copies thereof or any such tangible property; provided, that notwithstanding the foregoing Executive may retain records related to the terms and conditions of her employment (including but not limited to her Employment Agreement and this Agreement) and her ownership of equity interests in the Company.

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1.4       Information and Property of Others. The obligations of Executive under this section 1 shall apply to information and materials of customers and suppliers of the Companies and other third parties who may have disclosed or entrusted the same to the Companies or to Executive.

2.              Inventions.

2.1       Disclosure. Executive will make full and prompt disclosure to the Companies of all inventions, improvements, software, and other intellectual property, whether patentable or not, which are created, made, conceived or reduced to practice by Executive or under Executive's direction or jointly with others during the period of her employment which relate to the then current or planned businesses of the Companies, whether or not during normal working hours or on the premises of the Companies, or which are otherwise created, made, conceived or reduced to practice by Executive or under Executive's direction or jointly with others during the term of her employment using tools, equipment or other assets of the Companies ("Developments").

2.2       Assignment. Executive agrees to assign, and upon development by Executive of any element of intellectual property does automatically assign, to the Companies, ownership of all United States and international copyrights, patents, and other intellectual property rights in each Development. Executive shall cooperate with the Companies in obtaining, maintaining, and enforcing all intellectual property rights relating to Developments, as the Companies deems necessary or appropriate. This assignment is undertaken in part as a contingency against the possibility that any such Development, by operation of law, may not be considered a work made for hire by Executive for the Companies. Executive also hereby waives all claims to moral rights in any Developments.

3.              Non-Solicitation.

3.1       Customers. For as long as she is performing services on behalf of the Companies and for a period of twelve (12) months thereafter, Executive shall not initiate contact or communicate, directly or indirectly, with any entity for which the Companies have provided mortgage servicing within the previous twelve (12) months in an effort to induce such person to use a different provider.

3.2       Employees and Independent Contractors. For as long as she is performing services on behalf of the Companies and for a period of twelve (12) months thereafter, Executive shall not hire any employees or individual independent contractors of the Companies or their affiliates, or initiate contact or communicate, directly or indirectly, with any such persons in an effort to induce such persons to terminate their relationship with the Companies or their affiliates; provided, that (i) the foregoing shall not apply with respect to employees and independent contractors who respond to general advertisements regarding hiring of employees or engagement of independent contractors or respond to inquiries by independent recruiting firms not resulting from direction to such firms to include employees or independent contractors of the Companies in such solicitation activities, and (ii) in the event Executive's employment with the Companies is terminated by Executive for Good Reason or by the Company without Cause (as such terms are defined in the Employment Agreement), the foregoing restrictions shall not apply with respect to the individuals listed on Schedule 3.2.

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4.         Non-Competition. For as long as she is performing services on behalf of the Companies and for a period of twelve (12) months thereafter, Executive shall not participate, directly or indirectly, as an owner, employee, consultant, or otherwise, in any proprietorship, corporation, partnership, or other entity, engaged in purchasing or investing in "non-performing" distressed residential mortgage loans; provided, that the foregoing shall not prohibit or restrict Executive from being an owner, employee, consultant, or otherwise, in any proprietorship, corporation, partnership, or other entity, which is engaged in the business of purchasing or investing in "nonperforming" distressed residential mortgage loans among multiple businesses so long as Executive is not personally involved in the operations of the business with respect to purchasing or investing in "non-performing" distressed residential mortgage loans. Due to the nature of the businesses conducted by the Companies, Executive acknowledges that the foregoing restrictions shall have no geographic limitation.

5.         Acknowledgment. Executive represents and warrants that (i) her knowledge, skills and abilities are sufficient to permit her to earn a satisfactory livelihood without violating any provision of this Agreement; (ii) the restrictions set forth in this Agreement are necessary to protect the legitimate proprietary interests of the Companies, and (iii) she has received adequate consideration for her agreement to the restrictions set forth herein, including but not limited to an equity interest in the Companies or their affiliates.

6.         Remedies. Executive acknowledges that a breach of this Agreement will cause great and irreparable injury and damage, which cannot be reasonably or adequately compensated by money damages. Accordingly, Executive acknowledges that the remedies of injunction and specific performance shall be available in the event of such a breach, in addition to money damages or other legal or equitable remedies. Any period of restriction set forth in this Agreement shall be extended for a period of time equal to the duration of any breach or violation hereof.

7.         Notification. Any person employing Executive or evidencing any intention to employ Executive may be notified as to the existence and provisions of this Agreement.

8.         Survival. The provisions of this Agreement shall survive the expiration or termination of the relationship whereby Executive renders services to the Companies.

9.         Modification of Covenants; Enforceability. In the event that any provision of this Agreement is held to be in any respect an unreasonable restriction, then the court so holding may modify the terms thereof, including the period of time during which it operates or the geographic area to which it applies, or effect any other change to the extent necessary to render this Agreement enforceable, it being acknowledged by the parties that the representations and covenants set forth herein are of the essence to the relationship between the Companies and Executive.

10.        No Employment Contract. Nothing in this Agreement shall be construed as giving Executive the right to render services on behalf of the Companies or its affiliates for compensation. Except as otherwise provided in other written agreements, including the Employment Agreement, the Companies may terminate their relationship with Executive at will.

11.        Miscellaneous.

11.1       Amendments; Waivers. No amendment, modification, or waiver of any provision of this Agreement shall be binding unless in writing and signed by the party against whom the operation of such amendment, modification, or waiver is sought to be enforced. No delay in the exercise of any right shall be deemed a waiver thereof, nor shall the waiver of a right or remedy in a particular instance constitute a waiver of such right or remedy generally.

11.2       Notices. Any notice or document required or permitted to be given under this Agreement may be given by a party or by its legal counsel and shall be deemed to be given (i) one day after the date such notice is deposited with a commercial overnight delivery service with delivery fees paid, to the principal business address of the Companies or the address of Executive on file with the Companies, as applicable; or (ii) on the date transmitted by electronic mail to jNewbery@ahpfund.com in the case of the Companies and to deann1890@gmail.com in the case of Executive, in each case with transmission receipt acknowledgment from the recipient by non-automated email response or other written confirmation of receipt. A party may change its own notice address by giving notice satisfactory under this section.

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11.3       Governing Law. This Agreement shall be governed by the internal laws of Illinois without giving effect to the principles of conflicts of laws. Each party hereby consents to the personal jurisdiction of the Federal or Illinois courts located in or most geographically convenient to Cook County, Illinois, and agrees that all disputes arising from this Agreement shall be prosecuted in such courts. Each party hereby agrees that any such court shall have in personam jurisdiction over such party and consents to service of process by notice sent by regular mail to the address set forth above and/or by any means authorized by Illinois law.

11.4       Language Construction. The language of this Agreement shall be construed in accordance with its fair meaning and not for or against any party. The parties acknowledge that each party and its counsel have reviewed and had the opportunity to participate in the drafting of this Agreement and, accordingly, that the rule of construction that would resolve ambiguities in favor of non-drafting parties shall not apply to the interpretation of this Agreement.

11.5       No Offer. The submission of this Agreement by any party for the review and/or execution by another party does not constitute an offer or reservation of rights for the benefit of any party. This Agreement shall become effective, and the parties shall become legally bound, only if and when all parties have executed this Agreement.

11.6       Signatures. This Agreement may be signed in counterparts, each of which shall be deemed to be a fully-executed original. An original signature transmitted by email shall be deemed to be original for purposes of this Agreement. This Agreement may be signed electronically, e.g., via DocuSign.

11.7        Binding Effect. This Agreement shall inure to the benefit of the respective heirs, legal representatives and permitted assigns of each party, and shall be binding upon the heirs, legal representatives, successors and assigns of each party.

11.8        Titles and Captions. All article, section and paragraph titles and captions contained in this Agreement are for convenience only and are not deemed a part of the context hereof.

11.9       Pronouns and Plurals. All pronouns and any variations thereof are deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.

11.10       Days. Any period of days mandated under this Agreement shall be determined by reference to calendar days, not business days, except that any payments, notices, or other performance falling due on a Saturday, Sunday, or federal government holiday shall be considered timely if paid, given, or performed on the next succeeding business day.

11.11       Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements and understandings.

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IN WITNESS WHEREOF, the parties have signed this Agreement effective on the date first written above.

AFIP SERVICING, LLC

By	/s/ Jorge Newbery
Jorge Newbery, CEO

AFIP CAPITAL MANAGEMENT, LLC

By	/s/ Jorge Newbery
Jorge Newbery, Manager

By	/s/ DeAnn O’Donovan
DeAnn O’Donovan

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SCHEDULE 3.2

Excluded Persons

Mary Anne Batara

Tom Sang

Christine Wujek

Eleni Marudas

Irene Calzadilla

Stephanie Boban

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